Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2025 Financial Results
ALEXANDRIA, Louisiana, October 30, 2025 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2025.
Net income for the third quarter of 2025 was $10.8 million, or $1.63 per diluted common share (“EPS”), compared to $10.2 million, or $1.51 EPS, for the second quarter of 2025. For the third quarter of 2025, the quarterly return on assets was 1.34%, and the quarterly return on equity was 12.62%.
Net income for the nine months ended September 30, 2025, was $31.3 million, or $4.65 EPS, compared to $24.9 million, or $3.59 EPS, for the nine months ended September 30, 2024. For the nine months ended September 30, 2025, the return on assets was 1.32%, and the return on equity was 12.58%.
Third Quarter 2025 Performance and Operational Highlights
In the third quarter of 2025, the Company had an improved net interest margin and record-high net income. Loans, deposits, and assets increased slightly. We completed a significant private stock repurchase and increased the quarterly cash dividend by 25.0%.
•Net income for the third quarter of 2025 was $10.8 million, up $605,000, or 5.9%, from the second quarter. Net income for the third quarter was impacted by a $1.1 million increase in net interest income, combined with $253,000 of nonrecurring partnership income.
•Net interest income and net interest margin fully taxable equivalent (“FTE”) increased for the third quarter of 2025 compared to the prior quarter.
•The Company participates as a member in the JAM FINTOP Banktech, L.P. fund (“JAM FINTOP”). During the third quarter of 2025, JAM FINTOP completed the sale of an investment, which led to distributions of capital and income. As a result, other income (loss) for the third quarter included $253,000 in nonrecurring JAM FINTOP partnership income.
•As of September 30, 2025, loans held for investment (“HFI”) were $2.17 billion, up $34.5 million, or 1.6%, from $2.14 billion as of June 30, 2025. In the third quarter of 2025, we experienced solid new loan and commitment activity, combined with funding of loan construction commitments.
•As of September 30, 2025, total securities were $764.6 million, up $67.3 million, or 9.6%, from $697.3 million as of June 30, 2025. This increase was due to utilizing securities cash flows, along with other liquid funds, to purchase $78.2 million of securities at favorable yields.
•Deposits totaled $2.84 billion as of September 30, 2025, up $28.2 million, or 1.0%, from $2.81 billion as of June 30, 2025, driven mainly by increased noninterest-bearing and time deposits activity and balances.
•In the third quarter of 2025, the provision for credit losses totaled $650,000, and we sold all of our other real estate owned (“OREO”). As of September 30, 2025, nonperforming assets (“NPA(s)”) were $2.4 million, or 0.08% of assets, and the allowance for credit losses (“ACL”) was $22.8 million, or 1.05% of loans HFI.
•On July 24, 2025, our board of directors announced that the cash dividend for the third quarter of 2025 would be $0.15 per common share, which was a 25.0% increase from $0.12 per common share paid for each of the first and second quarters of 2025. In the third quarter of 2025, we paid the quarterly cash dividend of $0.15 per common share.
•The 2025 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2025 through December 31, 2025. No shares were repurchased on the open market in the first and third quarters of 2025. In the second quarter of 2025, we repurchased 11,748 shares on the open market at an aggregate cost of $656,000, excluding excise tax. As of September 30, 2025, the 2025 stock repurchase program had $4.3 million of available capacity.
•On August 7, 2025, we entered into a privately negotiated stock repurchase agreement for the repurchase of 100,000 shares of our common stock at a purchase price of $5.3 million, excluding excise tax. This repurchase was supplemental to our 2025 stock repurchase program.
•As of September 30, 2025, capital levels were strong with a stockholders’ equity to assets ratio of 10.93%, a leverage ratio of 12.17%, a risk-based capital ratio of 18.18%, and a book value per share of $53.42.
•In the third quarter of 2025, we opened a loan and deposit production office in the Pinhook Tower building in Lafayette, Louisiana.
Blake Chatelain, President and Chief Executive Officer, stated, “The third quarter of 2025 was busy and very productive. We are certainly pleased with our financial results, which include record-high net income driven by continued net interest margin improvement. Loan activity was solid, and we experienced nice growth in spite of unexpected paydowns due to several financed projects being sold. As we focus on capital management, we completed another significant private stock repurchase and increased our cash dividend to shareholders by 25.0%.
“Our net interest margin FTE increased for the eighth consecutive quarter to 3.43% for the third quarter of 2025 as we repriced assets at higher yields, while also managing our cost of deposits. This allowed us to increase the net interest margin FTE by 7 basis points (“bp(s)”) and net interest income by $1.1 million in the third quarter of 2025. Net income also benefited from $253,000 of income from our membership in the JAM FINTOP partnership.
“We are optimistic about the Louisiana economic outlook as new industrial projects are announced in the markets we serve, resulting in favorable expected job growth and financial activity. Loan demand has improved as the uncertainty related to tariffs and interest rate reductions has diminished.
“On September 17, 2025, the Federal Reserve reduced the federal funds rate by 25 bps. This reduction had been expected, and we adjusted our rates and yields to manage the net interest margin. We are entering a lower interest rate environment; however, the pace and magnitude of future interest rate reductions remains uncertain. We remain focused on managing through these interest rate changes and are encouraged to see the yield curve beginning to normalize.
“We continue to expand our team and strategically add locations to serve our existing customers and welcome new ones. In Shreveport, construction is underway on a new lending headquarters building adjacent to our East Kings Banking Center. In Lafayette, construction plans for our second full-service banking center in the Acadiana Market, to be located on Camellia Boulevard, have been completed. We are excited to have progressed on these two new properties.
“We are well-positioned for the future, with solid earnings and robust capital combined with dedicated bankers and an expanding network of banking centers. We remain committed to serving our customers, growing, and providing steady financial results for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income for the third quarter of 2025 was $26.9 million, which was $1.1 million, or 4.1%, higher than the second quarter of 2025. Net interest margin FTE increased 7 bps to 3.43% for the third quarter of 2025, compared to the prior quarter. These improvements were driven by a $1.1 million increase in loan income, mainly from a 7 bp increase to loan yields as well as higher loan balances. For the third quarter of 2025, the average rate on new and renewed loans was 7.02%. Also contributing to these improvements were a $277,000 increase in securities income and a 10 bp increase to securities yield, due to purchasing $78.2 million of securities at favorable yields. These improvements were slightly offset by a $352,000 increase in interest expense, which was driven by higher rates on interest-bearing transaction accounts due to public entity deposit pricing competition. The higher deposit rates contributed to a 2 bp increase in the cost of deposits.
In 2025, the Federal Open Market Committee (“FOMC”) held rates consistent through mid-September, then reduced the federal funds range by 25 bps. In response, we adjusted loan and deposit rates. On October 29, 2025, the FOMC reduced the federal funds range by an additional 25 bps. The market’s expectation is that the FOMC may lower the target federal funds range by 25 bps in December 2025. In the fourth quarter of 2025, we expect to receive $33.4 million in securities cash flows at 3.72%, which we plan to redeploy at higher yields. We project $84.9 million of fixed rate loans at 6.41% to mature and $387.1 million of floating rate loans at 6.62% to reprice. Based on the current rate forecast, we expect the total loan yield to be slightly lower in the fourth quarter of 2025. Additionally, we expect $261.2 million in time deposits at 3.71% to mature, which should reprice at slightly lower yields considering maturity volumes and renewal pricing. Rates on interest-bearing transaction deposits could be adjusted with target federal funds range reductions. Depending on balance sheet activity and the interest rate environment, we expect net interest income and net interest margin FTE to decrease slightly in the fourth quarter of 2025.
Noninterest Income
Noninterest income totaled $5.0 million for the third quarter of 2025, up $307,000, or 6.5%, from the previous quarter.
Other income was $378,000 for the third quarter of 2025, an increase of $332,000, or 721.7%, compared to $46,000 for the previous quarter. During the third quarter of 2025, JAM FINTOP completed the sale of an investment, which led to distributions of capital and income. As a result, other income for the third quarter included $253,000 of nonrecurring JAM FINTOP partnership income.
The Small Business Investment Company (“SBIC”) partnerships reported a loss of $75,000 in the third quarter of 2025, compared to $47,000 of income in the previous quarter. This $122,000, or 259.6%, decrease was mainly due to fund value adjustments as an SBIC fund continues its wind-down phase. We expect SBIC income to be lower in future quarters.
Operating Expenses
Operating expenses totaled $17.9 million for the third quarter of 2025, up $522,000, or 3.0%, from the previous quarter.
Personnel expenses totaled $10.5 million for the third quarter of 2025, up $295,000, or 2.9%, from the previous quarter. This increase was primarily due to higher personnel-related accruals. As of September 30, 2025 and June 30, 2025, we had 377 and 374 total employees, respectively.

Occupancy and equipment expenses totaled $1.8 million for third quarter of 2025, up $93,000, or 5.3%, from the previous quarter. This increase was primarily due to $40,000 of nonrecurring expenses related to a new loan and deposit production office in the Acadiana market, as well as renovations to the main office building in the Central Louisiana market.
Loans
Loans HFI as of September 30, 2025, were $2.17 billion, an increase of $34.5 million, or 1.6%, from $2.14 billion as of June 30, 2025. In the third quarter of 2025, we had solid new loan and commitment activity, combined with funding of loan construction commitments. As of September 30, 2025, we had $125.4 million of unfunded construction loan commitments, which we expect to fund over time.

Loans HFI by Category
	September 30, 2025		June 30, 2025		Change from June 30, 2025 to September 30, 2025
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$896,211	41.2%	$883,586	41.3%	$12,625	1.4%
One-to-four family residential	618,320	28.5%	623,477	29.2%	(5,157)	(0.8%)
Construction and development	202,589	9.3%	194,195	9.1%	8,394	4.3%
Commercial and industrial	369,245	17.0%	348,917	16.3%	20,328	5.8%
Tax-exempt	59,465	2.7%	60,524	2.8%	(1,059)	(1.7%)
Consumer	27,243	1.3%	27,881	1.3%	(638)	(2.3%)
Total loans HFI	$2,173,073	100.0%	$2,138,580	100.0%	$34,493	1.6%
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.4 million as of September 30, 2025, an increase of $1.1 million, or 83.9%, from June 30, 2025, primarily due to an increase in nonaccrual loans, partially offset by the sale of OREO. As of September 30, 2025, we did not have any OREO. The ratio of NPAs to assets was 0.08% and 0.04% as of September 30, 2025 and June 30, 2025, respectively.
The provision for credit losses for the third quarter of 2025 was $650,000 for loans, which was $200,000 higher than the provision for credit losses of $450,000 for the prior quarter. As of September 30, 2025, the ACL was $22.8 million. The ratio of ACL to loans HFI was 1.05% as of September 30, 2025 and 1.04% as of June 30, 2025. The net charge-offs to average loans ratio was 0.00% for the second and third quarters of 2025.

Deposits
As of September 30, 2025, deposits were $2.84 billion, an increase of $28.2 million, or 1.0%, compared to June 30, 2025. The increase in deposits for the third quarter of 2025 was due to increased noninterest-bearing and time deposits activity and balances.

Deposits by Account Type
	September 30, 2025		June 30, 2025		Change from June 30, 2025 to September 30, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$918,974	32.4%	$897,997	32.0%	$20,977	2.3%
Interest-bearing deposits:
Interest-bearing demand deposits	164,184	5.8%	154,870	5.5%	9,314	6.0%
NOW accounts	407,458	14.3%	416,459	14.8%	(9,001)	(2.2%)
Money market accounts	571,562	20.1%	568,839	20.2%	2,723	0.5%
Savings accounts	164,347	5.8%	172,454	6.2%	(8,107)	(4.7%)
Time deposits less than or equal to $250,000	413,121	14.6%	408,171	14.5%	4,950	1.2%
Time deposits greater than $250,000	199,137	7.0%	191,815	6.8%	7,322	3.8%
Total interest-bearing deposits	1,919,809	67.6%	1,912,608	68.0%	7,201	0.4%
Total deposits	$2,838,783	100.0%	$2,810,605	100.0%	$28,178	1.0%

Deposits by Customer Type
	September 30, 2025		June 30, 2025		Change from June 30, 2025 to September 30, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,366,716	48.1%	$1,361,818	48.5%	$4,898	0.4%
Commercial	1,248,666	44.0%	1,223,822	43.5%	24,844	2.0%
Public	223,401	7.9%	224,965	8.0%	(1,564)	(0.7%)
Total deposits	$2,838,783	100.0%	$2,810,605	100.0%	$28,178	1.0%
Stockholders’ Equity
Total stockholders’ equity as of September 30, 2025, was $351.3 million compared to $335.4 million as of June 30, 2025. The $16.0 million, or 4.8%, increase in stockholders’ equity during the third quarter of 2025 was attributable to an $11.4 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, $10.8 million of net income and $113,000 of stock compensation, partially offset by the repurchase of 100,000 shares of common stock for $5.4 million, including excise tax, and $987,000 in cash dividends related to a $0.15 per share cash dividend that we paid on September 18, 2025.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in New Orleans, Louisiana and Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Income	$10,801	$10,196	$8,754	$31,349	$24,929

Per Common Share Data:
Earnings per share, basic	$1.63	$1.51	$1.28	$4.67	$3.60
Earnings per share, diluted	$1.63	$1.51	$1.27	$4.65	$3.59
Book value per share	$53.42	$50.23	$47.51	$53.42	$47.51
Tangible book value per share(1)	$53.18	$50.00	$47.28	$53.18	$47.28
Realized book value per share(1)	$60.51	$58.92	$54.78	$60.51	$54.78
Cash dividends per share	$0.15	$0.12	$0.09	$0.39	$0.27
Shares outstanding	6,576,609	6,676,609	6,826,120	6,576,609	6,826,120
Weighted average shares outstanding, basic	6,616,826	6,740,312	6,851,223	6,710,902	6,932,137
Weighted average shares outstanding, diluted	6,640,839	6,764,886	6,867,474	6,735,447	6,949,196

Summary Performance Ratios:
Return on average assets	1.34%	1.30%	1.13%	1.32%	1.08%
Return on average equity	12.62%	12.27%	11.11%	12.58%	10.86%
Net interest margin	3.38%	3.31%	2.93%	3.29%	2.87%
Net interest margin FTE	3.43%	3.36%	2.98%	3.34%	2.92%
Efficiency ratio	56.06%	56.87%	60.09%	56.15%	60.84%
Loans HFI to deposits ratio	76.55%	76.09%	74.84%	76.55%	74.84%
Noninterest-bearing deposits to deposits ratio	32.37%	31.95%	32.12%	32.37%	32.12%
Noninterest income to average assets	0.62%	0.60%	0.70%	0.63%	0.67%
Operating expense to average assets	2.22%	2.21%	2.17%	2.18%	2.14%

Summary Credit Quality Ratios:
NPAs to assets	0.08%	0.04%	0.10%	0.08%	0.10%
Nonperforming loans to loans HFI	0.11%	0.05%	0.15%	0.11%	0.15%
ACL to loans HFI	1.05%	1.04%	1.06%	1.05%	1.06%
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.02%	0.02%

Capital Ratios:
Stockholders’ equity to assets	10.93%	10.59%	10.46%	10.93%	10.46%
Tangible common equity to tangible assets(1)	10.89%	10.54%	10.41%	10.89%	10.41%
Total risk-based capital to risk-weighted assets	18.18%	18.33%	18.07%	18.18%	18.07%
Tier I risk-based capital to risk-weighted assets	17.17%	17.32%	17.05%	17.17%	17.05%
Common equity Tier I capital to risk-weighted assets	17.17%	17.32%	17.05%	17.17%	17.05%
Tier I risk-based capital to average assets	12.17%	12.18%	11.90%	12.17%	11.90%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
ASSETS
Cash and due from banks	$33,651	$42,453	$36,438	$30,558	$39,664
Interest-bearing deposits in other banks	127,404	167,989	215,717	238,417	192,983
Securities available-for-sale, at fair value	636,679	566,981	566,874	550,148	560,555
Securities held-to-maturity, at amortized cost	124,853	127,305	129,686	131,796	134,145
Equity securities, at fair value	3,019	2,990	2,981	2,937	3,028
Nonmarketable equity securities	2,387	2,368	2,349	2,328	2,305
Loans held for sale	3,260	4,711	2,178	2,547	1,805
Loans held for investment	2,173,073	2,138,580	2,114,742	2,075,013	2,056,048
Allowance for credit losses	(22,801)	(22,222)	(21,835)	(21,731)	(21,757)
Premises and equipment, net	58,573	58,622	59,034	59,441	57,661
Accrued interest receivable	10,281	10,027	10,553	10,048	9,465
Bank-owned life insurance	31,041	30,817	30,593	30,380	30,164
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	1,564	2,489	2,611	2,733	2,853
Other assets	29,833	33,436	32,965	33,433	31,285
Total Assets	$3,214,363	$3,168,092	$3,186,432	$3,149,594	$3,101,750
LIABILITIES
Noninterest-bearing deposits	$918,974	$897,997	$906,540	$866,496	$882,394
Interest-bearing deposits	1,919,809	1,912,608	1,919,136	1,938,610	1,864,731
Total Deposits	2,838,783	2,810,605	2,825,676	2,805,106	2,747,125
Accrued interest payable	6,681	6,242	6,463	7,583	11,751
Lease liabilities	1,623	2,613	2,739	2,864	2,982
Accrued expenses and other liabilities	15,965	13,282	18,238	14,302	15,574
Total Liabilities	2,863,052	2,832,742	2,853,116	2,829,855	2,777,432
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	27,543	32,896	38,710	38,655	41,402
Additional paid-in capital	3,105	2,992	2,871	2,777	2,682
Retained earnings	367,302	357,488	348,093	338,554	329,858
Accumulated other comprehensive income (loss)	(46,639)	(58,026)	(56,358)	(60,247)	(49,624)
Total Stockholders’ Equity	351,311	335,350	333,316	319,739	324,318
Total Liabilities and Stockholders’ Equity	$3,214,363	$3,168,092	$3,186,432	$3,149,594	$3,101,750

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$30,612	$29,500	$27,909	$88,383	$80,684
Interest on securities	5,425	5,148	4,334	15,428	12,465
Interest on deposits in other banks	2,079	2,063	2,630	6,803	8,378
Dividends on stock	33	19	28	73	73
Total Interest and Dividend Income	38,149	36,730	34,901	110,687	101,600
INTEREST EXPENSE
Interest on deposits	11,263	10,911	12,444	33,372	35,993
Total Interest Expense	11,263	10,911	12,444	33,372	35,993
Net Interest Income	26,886	25,819	22,457	77,315	65,607
Provision for credit losses	650	450	300	1,550	900
Net Interest Income After Provision for Credit Losses	26,236	25,369	22,157	75,765	64,707
NONINTEREST INCOME
Service charges on deposit accounts	1,442	1,337	1,486	4,160	4,223
Debit card income, net	852	1,081	905	2,925	2,875
Mortgage loan income	652	567	732	1,749	1,838
Brokerage income	1,131	989	987	3,446	2,867
Loan and deposit income	393	418	588	1,270	1,572
Bank-owned life insurance income	224	224	217	661	635
Gain (Loss) on equity securities	28	9	107	82	63
SBIC income (loss)	(75)	47	301	252	1,107
Other income (loss)	378	46	96	470	266
Total Noninterest Income	5,025	4,718	5,419	15,015	15,446
OPERATING EXPENSES
Personnel expenses	10,511	10,216	9,700	30,750	28,854
Occupancy and equipment expenses	1,846	1,753	1,661	5,394	4,975
Technology expenses	831	821	865	2,486	2,298
Advertising	293	286	317	911	1,061
Other business development expenses	531	455	521	1,544	1,589
Data processing expense	724	721	652	1,734	1,650
Other taxes	604	609	622	1,825	1,859
Loan and deposit expenses	356	398	294	816	561
Legal and professional expenses	605	612	653	1,849	2,000
Regulatory assessment expenses	430	388	421	1,209	1,226
Other operating expenses	1,158	1,108	1,046	3,326	3,241
Total Operating Expenses	17,889	17,367	16,752	51,844	49,314
Income Before Income Tax Expense	13,372	12,720	10,824	38,936	30,839
Income tax expense	2,571	2,524	2,070	7,587	5,910
Net Income	$10,801	$10,196	$8,754	$31,349	$24,929

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2025			June 30, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,151,676	$30,612	5.57%	$2,123,613	$29,500	5.50%
Securities - taxable	587,806	4,452	3.03%	573,069	4,169	2.91%
Securities - tax-exempt	184,712	973	2.11%	187,245	979	2.09%
Interest-bearing deposits in other banks	186,144	2,079	4.37%	186,283	2,063	4.38%
Nonmarketable equity securities	2,370	33	5.54%	2,351	19	3.25%
Total interest-earning assets	3,112,708	$38,149	4.81%	3,072,561	$36,730	4.74%
Allowance for credit losses	(22,416)			(21,994)
Noninterest-earning assets	107,647			104,969
Total assets	$3,197,939			$3,155,536
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,301,285	$5,764	1.76%	$1,282,240	$5,472	1.71%
Time deposits	606,373	5,499	3.60%	597,433	5,439	3.65%
Total interest-bearing deposits	1,907,658	11,263	2.34%	1,879,673	10,911	2.33%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,907,658	$11,263	2.34%	1,879,673	$10,911	2.33%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	927,503			919,770
Accrued interest and other liabilities	23,278			22,706
Total noninterest-bearing liabilities	950,781			942,476
Stockholders’ equity	339,500			333,387
Total liabilities and stockholders’ equity	$3,197,939			$3,155,536
Net interest income		$26,886			$25,819
Net interest spread			2.47%			2.41%
Net interest margin			3.38%			3.31%
Net interest margin FTE(3)			3.43%			3.36%
Cost of deposits			1.58%			1.56%
Cost of funds			1.44%			1.42%
(1)Includes average outstanding balances of loans held for sale of $3.2 million and $2.5 million for the three months ended September 30, 2025 and June 30, 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended
	September 30, 2025			September 30, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,121,894	$88,383	5.50%	$2,037,435	$80,684	5.21%
Securities - taxable	573,645	12,492	2.90%	553,714	9,461	2.28%
Securities - tax-exempt	187,210	2,936	2.09%	194,341	3,004	2.06%
Interest-bearing deposits in other banks	205,182	6,803	4.37%	206,023	8,378	5.40%
Nonmarketable equity securities	2,350	73	4.12%	2,262	73	4.27%
Total interest-earning assets	3,090,281	$110,687	4.73%	2,993,775	$101,600	4.47%
Allowance for credit losses	(22,069)			(21,586)
Noninterest-earning assets	106,639			100,586
Total assets	$3,174,851			$3,072,775
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,308,321	$16,877	1.72%	$1,240,737	$17,424	1.88%
Time deposits	598,776	16,495	3.68%	591,771	18,569	4.19%
Total interest-bearing deposits	1,907,097	33,372	2.34%	1,832,508	35,993	2.62%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,907,097	$33,372	2.34%	1,832,508	$35,993	2.62%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	910,743			907,722
Accrued interest and other liabilities	23,766			25,983
Total noninterest-bearing liabilities	934,509			933,705
Stockholders’ equity	333,245			306,562
Total liabilities and stockholders’ equity	$3,174,851			$3,072,775
Net interest income		$77,315			$65,607
Net interest spread			2.39%			1.85%
Net interest margin			3.29%			2.87%
Net interest margin FTE(3)			3.34%			2.92%
Cost of deposits			1.58%			1.75%
Cost of funds			1.44%			1.61%
(1)Includes average outstanding balances of loans held for sale of $2.8 million and $2.7 million for the nine months ended September 30, 2025 and 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024
Tangible common equity
Total stockholders’ equity	$351,311	$335,350	$324,318
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$349,765	$333,804	$322,772
Realized common equity
Total stockholders’ equity	$351,311	$335,350	$324,318
Adjustments:
Accumulated other comprehensive (income) loss	46,639	58,026	49,624
Total realized common equity (non-GAAP)	$397,950	$393,376	$373,942
Common shares outstanding	6,576,609	6,676,609	6,826,120
Book value per share	$53.42	$50.23	$47.51
Tangible book value per share (non-GAAP)	$53.18	$50.00	$47.28
Realized book value per share (non-GAAP)	$60.51	$58.92	$54.78

Tangible assets
Total assets	$3,214,363	$3,168,092	$3,101,750
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,212,817	$3,166,546	$3,100,204
Total stockholders’ equity to assets	10.93%	10.59%	10.46%
Tangible common equity to tangible assets (non-GAAP)	10.89%	10.54%	10.41%